                                                                    EXHIBIT 99.1

ANSA LOGISTICS LIMITED
REPORT AND ACCOUNTS
FOR THE YEAR ENDED 31 DECEMBER 2000

REGISTERED NO: 3715126

ANSA LOGISTICS LIMITED


                                                                             Pages


Report of Independent Accountants                                               1

Profit and loss account                                                         2

Balance sheet                                                                   3

Cash flow statement                                                         4 - 5

Notes to the financial statements                                           6 - 20


ANSA LOGISTICS LIMITED                                                        1


REPORT OF INDEPENDENT ACCOUNTANTS TO THE MEMBERS OF ANSA LOGISTICS LIMITED

We have audited the accompanying balance sheet of Ansa Logistics Limited as of 31 December 2000 and 1999 and the related profit and loss account and statement of cash flows for the year ended 31 December 2000 and the 10 months ended 31 December 1999, all expressed in pounds sterling and prepared on the basis set forth in Note 1 to the financial statements. As described in Note 28, these financial statements are the responsibility of the company's directors. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits both in accordance with Auditing Standards issued by the Auditing Practices Board and generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the company at 31 December 2000 and 1999 and the results of its operations and its cash flows for the year ended 31 December 2000 and the 10 months ended 31 December 1999, all expressed in pounds sterling in conformity with accounting principles generally accepted in the United Kingdom.

Accounting principles generally accepted in the United Kingdom differ in certain significant respects from those generally accepted in the United States of America. The effects of the differences in the determination of net income and shareholders' equity are shown in Note 27 to the financial statements.


/s/ PriceWaterhouseCoopers
---------------------------------------

PRICEWATERHOUSECOOPERS
Chartered Accountants
Bristol
13 April 2001

ANSA LOGISTICS LIMITED                                                        2


PROFIT AND LOSS ACCOUNT
FOR THE YEAR ENDED 31 DECEMBER 2000


                                                                 Notes     YEAR ENDED             10 months
                                                                          31 DECEMBER                 ended
                                                                                 2000           31 December
                                                                                                       1999
                                                                          (POUND)'000           (pound)'000
TURNOVER - CONTINUING OPERATIONS                                  2            69,722                53,669
Cost of sales                                                                 (49,604)              (38,163)
                                                                             --------              --------
GROSS PROFIT - CONTINUING OPERATIONS                                           20,118                15,506

Administrative expenses                                                       (14,827)              (11,945)
                                                                             --------              --------
OPERATING PROFIT - CONTINUING OPERATIONS                                        5,291                 3,561

Interest payable and similar charges                              5               (96)                 (107)
Interest receivable and similar income                            6               102                    73
                                                                             --------              --------
PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION                     7             5,297                 3,527
Tax on profit on ordinary activities                              8            (2,010)               (1,442)
                                                                             --------              --------

RETAINED PROFIT FOR THE FINANCIAL PERIOD                         18             3,287                 2,085
                                                                             ========              ========


The company has no recognised gains and losses other than the profit above and therefore no separate statement of total recognised gains and losses has been presented.

There is no difference between the profit on ordinary activities before taxation and the profit for the financial period, and their historical cost equivalents.

ANSA LOGISTICS LIMITED                                                        3


BALANCE SHEET
AT 31 DECEMBER 2000


                                                                          Notes          31 DECEMBER            31 December
                                                                                                2000                   1999
                                                                                         (POUND)'000            (pound)'000


TANGIBLE FIXED ASSETS                                                       9                  2,831                  4,480
                                                                                             -------                -------


CURRENT ASSETS
Stocks                                                                     11                    229                    397
Debtors                                                                    12                 21,779                 13,213
Cash at bank and in hand                                                                         602                     55
                                                                                             -------                -------
                                                                                              22,610                 13,665
CREDITORS: AMOUNTS FALLING DUE
WITHIN ONE YEAR                                                            13                (19,348)               (15,632)
                                                                                             -------                -------


NET CURRENT ASSETS/(LIABILITIES)                                                               3,262                 (1,967)
                                                                                             -------                -------
TOTAL ASSETS LESS CURRENT LIABILITIES                                                          6,093                  2,513

CREDITORS: AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR
                                                                           14                   (600)                    --
PROVISIONS FOR LIABILITIES AND CHARGES
                                                                           15                   (121)                  (428)
                                                                                             -------                -------

NET ASSETS                                                                                     5,372                  2,085
                                                                                             =======                =======

CAPITAL AND RESERVES
Called up share capital ((pound)1)                                         17                     --                     --
Profit and loss account                                                    18                  5,372                  2,085
                                                                                             -------                -------

EQUITY SHAREHOLDERS' FUNDS                                                 19                  5,372                  2,085
                                                                                             =======                =======



The financial statements on pages 2 to 20 were approved by the board of directors on 12 April 2001 and were signed on its behalf by:


P NUTTALL
Director

ANSA LOGISTICS LIMITED                                                        4


CASH FLOW STATEMENT
FOR THE YEAR ENDED 31 DECEMBER 2000


                                                                            YEAR ENDED           10 months
                                                                  Notes    31 DECEMBER               ended
                                                                                  2000         31 December
                                                                                                      1999
                                                                           (POUND)'000         (pound)'000

NET CASH INFLOW FROM CONTINUING OPERATING ACTIVITIES
(reconciliation to operating profit on page 5)                                6,881                  1,984

RETURNS ON INVESTMENTS AND SERVICING OF  FINANCE
Interest received                                                               102                     73
Interest paid                                                                   (96)                  (107)
                                                                            -------                -------
                                                                                  6                    (34)

TAXATION
Taxation paid                                                                (1,873)                  (364)

CAPITAL EXPENDITURE
Purchase of tangible fixed assets                                              (146)                (5,901)
Sale of tangible fixed assets                                                    49                     --
                                                                            -------                -------
                                                                                (97)                (5,901)
                                                                            -------                -------

CASHFLOW BEFORE FINANCING                                                     4,917                 (4,315)

FINANCING
Issue of ordinary shares (1999:(pound)1)                                         --                     --
                                                                            -------                -------

INCREASE/(DECREASE) IN CASH IN THE PERIOD                             21      4,917                 (4,315)
                                                                            =======                =======

ANSA LOGISTICS LIMITED                                                        5


RECONCILIATION OF OPERATING PROFIT TO NET CASH INFLOW
FROM OPERATING ACTIVITIES


                                                                               YEAR ENDED                   0 months
                                                                             31  DECEMBER                      ended
                                                                                     2000                31 December
                                                                                                                1999
                                                                              (POUND)'000                (pound)'000

CONTINUING OPERATING ACTIVITIES

Operating profit                                                                  5,291                       3,561
Depreciation on tangible fixed assets                                             1,746                       1,421
Decrease/(increase) in stocks                                                       168                        (397)
(Increase) in debtors                                                            (8,566)                    (13,213)
Increase in creditors                                                             8,549                      10,184
(Decrease)/increase in provisions for liabilities and charges                      (307)                        428
                                                                                 ------                     -------

NET CASH INFLOW FROM CONTINUING OPERATING ACTIVITIES                              6,881                       1,984
                                                                                 ======                     =======

ANSA LOGISTICS LIMITED                                                        6


NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED 31 DECEMBER 2000

1        ACCOUNTING POLICIES

         These financial statements have been prepared under the historical cost convention and in accordance with applicable accounting standards. A summary of the more important accounting policies, which have been consistently applied are set out below.

         TURNOVER

         Turnover, which excludes value added tax and trade discounts, represents the value of services supplied.

         TANGIBLE FIXED ASSETS

         Land and buildings are stated at cost. Other tangible fixed assets are stated at their purchase price, together with any incidental expenses of acquisition.

         Depreciation is calculated so as to write off the cost of tangible fixed assets, less their estimated residual values, on a straight line basis over the expected useful economic lives of the assets concerned. The principal lives used for this purpose are:

                  Motor vehicles                     4 - 8 years
                  Plant and machinery                5 years
                  Leasehold land and buildings       Lease term
                  Computer equipment                 3 years
                  Freehold property                  50 years

         INVESTMENTS

         Investments are stated at the lower of cost or net realisable value.

         STOCKS AND WORK IN PROGRESS

         Stocks and work in progress are stated at the lower of cost and net realisable value. In general, cost is determined on a first in first out basis. Net realisable value is the price at which stocks can be sold in the normal course of business. Provision is made where necessary for obsolete, slow moving and defective stocks.

         FOREIGN CURRENCIES

         Trading transactions denominated in foreign currencies are translated into sterling at the exchange rate ruling when the transaction was entered into. Monetary assets and liabilities denominated in foreign currencies are translated into sterling at the exchange rates ruling at the balance sheet date. Exchange gains or losses are included in operating profit.

ANSA LOGISTICS LIMITED                                                        7


         DEFERRED TAXATION

         Provision is made for deferred taxation, using the liability method, on all material timing differences to the extent that it is probable that a liability or asset will crystallise.

         PENSION ARRANGEMENTS

         From 29 October 1999 the company has been the principal employer of the Ansa Logistics Pension Plan, a defined benefit scheme. Pension costs charged to the profit and loss account represent contributions paid by the company into that fund. In the period 1 May 1999 to 28 October 1999, the company contributed to a previous employers' pension scheme.

         The fund will be valued every three years by a professionally qualified actuary, who will determine whether additional contributions are required from the company to meet the liabilities of the scheme. Where additional contributions are required the costs will be spread over the expected average remaining service lives of members of the scheme.

         The company provides no other post retirement benefits to its employees.

         OPERATING LEASES

         Costs in respect of operating leases are charged on a straight-line basis over the lease term.

2        TURNOVER

         The whole of the turnover arises in the United Kingdom and relates to the transport of motor vehicles. Turnover consists of the amount of goods and services supplied during the year, net of value added tax.

3        DIRECTORS' EMOLUMENTS

                                                   YEAR ENDED         10 months
                                                 31  DECEMBER             ended
                                                         2000       31 December
                                                                           1999
                                                  (POUND)'000       (pound)'000

Aggregate emoluments                                       30                 80
                                                 ============      =============

ANSA LOGISTICS LIMITED                                                        8


J C Merry and P J are employed by AutoLogic Holdings plc, one of the shareholders and they are remunerated by that company in respect of their services for the group. Their emoluments are dealt with in the accounts of AutoLogic Holdings plc. The directors receive no emoluments from the company, nor is any charge levied on the company by the shareholding company in respect of directors' emoluments.

During the year D C Pound became an employee of Autologic Holdings plc and as such is remunerated by them. Whilst in the employment of Ansa Logistics Limited his emoluments are included in the above.

4        EMPLOYEE INFORMATION

The average monthly number of persons (including executive directors) employed during the period was:

                                                                                YEAR ENDED   10 months ended
                                                                               31 DECEMBER       31 December
                                                                                      2000              1999
                                                                                    NUMBER            Number
Drivers                                                                                250               265
Hourly paid                                                                            266               298
Staff                                                                                   94               100

                                                                                       610               663
                                                                               ===========       ===========


                                                                                YEAR ENDED   10 months ended
                                                                               31 DECEMBER       31 December
                                                                                      2000              1999
                                                                               (POUND)'000       (pound)'000
STAFF COSTS (FOR THE ABOVE PERSONS):
Wages and salaries                                                                  25,986            19,296
Social security costs                                                                2,441             1,823
Other pension costs (see note 16)                                                    2,108             1,403
                                                                               -----------       -----------

                                                                                    30,535            22,522
                                                                               ===========       ===========

ANSA LOGISTICS LIMITED                                                        9


5        INTEREST PAYABLE AND SIMILAR CHARGES

                                                                                                   10 months
                                                                                YEAR ENDED             ended
                                                                               31 DECEMBER       31 December
                                                                                      2000              1999
                                                                               (POUND)'000       (pound)'000

Interest payable on bank loans and overdrafts                                           65                83
Interest payable on loan from related undertakings                                      --                 3
Other interest                                                                          31                21
                                                                             -------------      ------------
                                                                                        96               107
                                                                             =============      ============

6        INTEREST RECEIVABLE AND SIMILAR INCOME

                                                                                                      10 months
                                                                                   YEAR ENDED             ended
                                                                                  31 DECEMBER       31 December
                                                                                         2000              1999
                                                                                  (POUND)'000       (pound)'000

Interest on loans to related undertakings                                                 102                62
Interest on bank deposits                                                                  --                11

                                                                             ----------------   ---------------

                                                                                          102                73
                                                                             ================   ===============

7        PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION

                                                                                                      10 months
                                                                                   YEAR ENDED             ended
                                                                                  31 DECEMBER       31 December
                                                                                         2000              1999
                                                                                  (POUND)'000       (pound)'000
PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION IS STATED AFTER CHARGING:
Depreciation of tangible fixed assets
Auditors' remuneration - for audit services                                            1,746              1,421
                                      - for non-audit services                            16                 30
Hire of plant and machinery under operating leases                                        11                 31
Hire of other assets under operating leases                                            2,043                111
                                                                                       1,284                884

                                                                                 ===========       ============

ANSA LOGISTICS LIMITED                                                       10


8        TAX ON PROFIT ON ORDINARY ACTIVITIES

                                                                                                     10 months
                                                                                 YEAR ENDED              ended
                                                                                31 DECEMBER        31 December
                                                                           2000 (POUND)'000   1999 (pound)'000
UNITED KINGDOM CORPORATION TAX CHARGE AT 30% (1999: 30%):

Current period                                                                    2,010              1,442
                                                                                  =====              =====

9        TANGIBLE FIXED ASSETS

                                                Short
                                            leasehold
                                Freehold     land and        Plant &       Computer         Motor
                                Property    buildings      Machinery      Equipment      vehicles          Total
                             (pound)'000  (pound)'000    (pound)'000    (pound)'000   (pound)'000    (pound)'000

 COST
At 1 January 2000                  425         2,344            375             19          2,735          5,898
Additions                           --             5             53             32             56            146
Disposals                           --            --             (3)            --            (78)           (81)

AT 31 DECEMBER 2000                425         2,349            425             51          2,713          5,963
                                ======        ======         ======         ======         ======         ======
ACCUMULATED DEPRECIATION
At 1 January 2000                   --          (334)           (63)            (4)        (1,017)        (1,418)
Charge for year                     --          (456)           (79)           (15)        (1,196)        (1,746)
Disposals                           --            --              4             --             28             32
                                ------        ------         ------         ------         ------         ------
AT 31 DECEMBER 2000                 --          (790)          (138)           (19)        (2,185)        (3,132)
                                ======        ======         ======         ======         ======         ======

NET BOOK VALUE
AT 31 DECEMBER 2000                425         1,559            287             32            528          2,831
                                ======        ======         ======         ======         ======         ======

Net book value
At 31 December 1999                425         2,010            312             15          1,718          4,480
                                ======        ======         ======         ======         ======         ======

ANSA LOGISTICS LIMITED                                                       11


10       INVESTMENTS IN SUBSIDIARIES

Name of company     Description of shares held     % shareholding      Nature of business
-----------------------------------------------------------------------------------------

Corkdean Limited      Ordinary (pound)1                 100%           Non-trading company


The investment in Corkdean Limited is disclosed as a 100% subsidiary due to the substance of the agreement in place to acquire all of the shares of that company, through a series of share purchase options.

The results of Corkdean Limited have not been consolidated within the financial statements as in the directors' opinion, the results for the year and the net assets of the company are not material to Ansa Logistics Limited.

11       STOCKS

                                                                                         2000             1999
                                                                                  (POUND)'000      (pound)'000

Parts, protective clothing and consumables                                                 88              298
Fuel and oil                                                                              141               99

                                                                               --------------   --------------

                                                                                          229              397
                                                                               ==============   ==============

12       DEBTORS

                                                                                         2000             1999
                                                                                  (POUND)'000      (pound)'000
AMOUNTS FALLING DUE WITHIN ONE YEAR
Trade debtors                                                                             224            1,081
Amounts owed by related companies                                                      15,676            9,088
Other debtors                                                                           3,727            2,327
Prepayments and accrued income                                                          2,152              717

                                                                               --------------   --------------

                                                                                       21,779           13,213
                                                                               ==============   ==============

Included within prepayments is an amount of which (pound)600,000 is due after more than one year.

ANSA LOGISTICS LIMITED                                                       12


13       CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR

                                                                                         2000             1999
                                                                                  (POUND)'000      (pound)'000

Bank overdraft (see below)                                                                 --            4,370
Trade creditors                                                                         2,108            2,013
Amounts owed to related companies                                                       4,917            1,148
Other creditors                                                                           672              451
Corporation tax                                                                         1,216            1,078
Other taxation and social security payable                                              1,375            1,078
Accruals and deferred income                                                            9,060            5,494

                                                                               --------------     ------------

                                                                                       19,348           15,632
                                                                               ==============     ============

The bank overdraft is secured by floating charges over the assets of the company.

14       CREDITORS: AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR


                                                                                         2000             1999
                                                                                  (POUND)'000      (pound)'000

Other creditors                                                                           600               --

                                                                                -------------     ------------

                                                                                          600               --
                                                                               ==============     ============

15       PROVISIONS FOR LIABILITIES AND CHARGES

                                                                                                  DILAPIDATION
                                                                                                     PROVISION
                                                                                                   (POUND)'000

AT 31 DECEMBER 1999                                                                                        428
                                                                                                --------------

Unused amounts reversed during the period                                                                (202)
Amounts charged against the provision during the year                                                    (105)
                                                                                                --------------

AT 31 DECEMBER 2000                                                                                        121
                                                                                                ==============

The dilapidation provision relates to the estimated costs of restoring assets held under operating leases to a condition stipulated within the terms of the lease. These relate to leases which expire within one year.

ANSA LOGISTICS LIMITED                                                       13


DEFERRED TAXATION

The potential deferred tax asset, none of which has been recognised in the financial statements, is as follows :

                                                                                          2000             1999
                                                                                   (POUND)'000      (pound)'000
                                                                                       AMOUNTS          Amounts
                                                                                    UNPROVIDED       unprovided
TAX EFFECTS OF TIMING DIFFERENCES BECAUSE OF:

Excess of tax allowances over depreciation                                                 397              258
Other short term timing differences                                                         29               20
                                                                                 =============    -------------

                                                                                           426              278
                                                                                 =============    =============

16       PENSION SCHEME ARRANGEMENTS

Since 29 October 1999, the company has participated in a final salary pension scheme. The assets of the scheme are held separately from those of the companies in the scheme in an independently administered fund. Contributions of (pound)53,000 (1999: (pound)46,000) were due to the scheme at 31 December 2000. Total contributions being (pound)2,108,000 (1999: (pound)379,000) as shown in note 4. From 1 May 1999 to 28 October 1999, the company contributed (pound)1,024,000 to a previous employers' pension scheme.

17       CALLED-UP SHARE CAPITAL

                                                                                         2000            1999
                                                                                      (POUND)          (pound)
AUTHORISED
100 Ordinary shares of(pound)1 each                                                       100             100
                                                                                  -----------     -----------

                                                                                          100             100
                                                                                  ===========     ===========

ISSUED, ALLOTTED & FULLY PAID UP
1 Ordinary share of(pound)1                                                                 1               1
                                                                                  -----------     -----------

                                                                                            1               1
                                                                                  ===========     ===========

ANSA LOGISTICS LIMITED                                                       14


18       RESERVES

                                                                                                 PROFIT AND
                                                                                                       LOSS
                                                                                                    ACCOUNT
                                                                                                (POUND)'000
AT 31 DECEMBER 1999                                                                                   2,085

Profit for the year                                                                                   3,287
                                                                                            ----------------

AT 31 DECEMBER 2000                                                                                   5,372
                                                                                            ================

19       RECONCILIATION OF MOVEMENTS IN SHAREHOLDERS' FUNDS

                                                                                      2000            1999
                                                                               (POUND)'000     (pound)'000

Opening shareholders' funds                                                          2,085              --
Issue of share capital (1999:(pound)1)                                                  --              --
Profit for the financial period                                                      3,287           2,085
                                                                               -----------     -----------

Closing shareholders' funds                                                          5,372           2,085
                                                                               ===========     ===========

20       RECONCILIATION OF NET CASH FLOW TO MOVEMENT IN NET FUNDS / (DEBT)

                                                                                              (POUND)'000

Net debt at 1 January 2000                                                                         (4,315)

Increase in cash in the period                                                                       4,917

                                                                                             -------------

Net funds at 31 December 2000                                                                          602
                                                                                             =============

ANSA LOGISTICS LIMITED                                                       15


21       ANALYSIS OF NET FUNDS/(DEBT)

                                                               At               CASH                 AT
                                                      31 December               FLOW        31 DECEMBER
                                                             1999               2000               2000
                                                      (pound)'000        (POUND)'000        (POUND)'000

 Cash at bank and in hand                                     55                 547                602
 Overdrafts                                               (4,370)              4,370                 --
                                                          ------               -----              -----

 TOTAL                                                    (4,315)              4,917                602
                                                          ======               =====              =====

22       CONTINGENT LIABILITIES

         The company has given an unlimited multilateral cross company guarantee to its bankers in respect of Autocar Logistics Limited. Autocar Logistics Limited is owned by the same shareholders as Ansa Logistics Limited.

         The company is a participant in a banking arrangement under which all surplus cash balances are held as collateral for bank facilities advanced to Autocar Logistics Limited. In addition the company has issued an unlimited guarantee to the bank to support these facilities.

23       FINANCIAL COMMITMENTS

         At 31 December 2000 the company has annual commitments under non-cancellable operating leases expiring as follows:

                                                                         MOTOR                            Motor
                                                   LAND AND           VEHICLES         Land and    Vehicles and
                                                  BUILDINGS       AND TRAILERS        Buildings        Trailers
                                                       2000               2000             1999            1999
                                                (POUND)'000        (POUND)'000      (pound)'000     (pound)'000

Expiring within one year                                 --                 79               38              --
Expiring between two to five years                      899              1,400              899             861
Expiring after five years
                                                         84                737               84             334
                                            ---------------    ---------------   --------------    ------------

                                                        983              2,216            1,021           1,195
                                            ===============    ===============   ==============    ============

24       CAPITAL AND OTHER COMMITMENTS

         Capital expenditure that has been contracted for but has not been provided for in the financial statements is nil.

ANSA LOGISTICS LIMITED                                                       16


25       RELATED PARTY TRANSACTIONS

(a) The company contracts with Walon Limited, a subsidiary of AutoLogic Holdings plc. The company made purchases of (pound)2,533,000 (ex vat) from Walon Limited. All of these transactions were at arms length and in the ordinary course of business. A net amount of (pound)781,000 was owing to Walon Limited at the balance sheet date.

(b) The company contracts with Translogistix Limited, a subsidiary undertaking of AutoLogic Holdings plc. The company made purchases of (pound)1,000 from Translogistix Limited during the period. All of these transactions were at arms length and in the ordinary course of business. A net amount of (pound)30,000 was owing from Translogistix Limited at the balance sheet date.

(c) The company contracts with Autocar Logistics Limited, a joint venture undertaking of AutoLogic Holdings plc and Axis International Inc. The company made sales of (pound)67,939,000 (ex vat) to Autocar Logistics Limited and made purchases of (pound)5,150,000 (ex vat) during the period. All of these transactions were at arms length and in the ordinary course of business. A net amount of (pound)11,507,000 was owing from Autocar Logistics Limited at the balance sheet date.

26     ULTIMATE AND IMMEDIATE PARENT COMPANIES

The directors regard AutoLogic Holdings plc and Axis International Inc. as the joint parent and controlling parties of Ansa Logistics Limited. Each company holds 50% of the share capital of Ansa Logistics Limited. As a result, Ansa Logistics Limited has no single ultimate holding company.

ANSA LOGISTICS LIMITED                                                       17



27     SUMMARY OF DIFFERENCES BETWEEN UK GENERALLY ACCEPTED ACCOUNTING
PRINCIPLES AND US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

The company's financial statements have been prepared in accordance with accounting principles generally accepted in the United Kingdom (UK GAAP), which differs in certain significant respects from those generally accepted in the United States (US GAAP). The effect of the application of US GAAP to net income and shareholders' equity is set out in the tables below.

RECONCILIATION OF NET INCOME

                                                                                 YEAR ENDED            10 months
                                                                                31 DECEMBER                ended
                                                                                       2000          31 December
                                                                                                            1999
                                                                                (POUND)'000          (pound)'000
-----------------------------------------------------------------------------------------------------------------
Net income under UK GAAP                                                              3,287                2,085
US GAAP adjustments:
  Up-front revenue recognition                                 a                        647                   --
  Deferred start-up costs                                      a                       (647)                  --
  Pensions - application of SFAS 87                            b                       (766)                 (71)
  Deferred taxes - application of SFAS 109                     c                        148                  278
  Deferred tax on US GAAP adjustments                          c                        230                   21
-----------------------------------------------------------------------------------------------------------------
  Income before cumulative effect of changes
  in accounting principles:                                                           2,899                2,313
  Cumulative effect of change in accounting
   principle for up-front revenue                              a                     (2,426)                  --
  Cumulative effect of change in accounting
  principle for deferred start-up costs                        a                      2,426                   --
-----------------------------------------------------------------------------------------------------------------
Net income under US GAAP                                                              2,899                2,313
-----------------------------------------------------------------------------------------------------------------


RECONCILIATION OF SHAREHOLDERS' EQUITY

                                                                                31 DECEMBER          31 December
                                                                                       2000                 1999
                                                                                (POUND)'000          (pound)'000
-----------------------------------------------------------------------------------------------------------------
Shareholders' equity under UK GAAP                                                  5,372                  2,085
US GAAP adjustments:
  Deferred revenue                                             a                   (1,779)                    --
  Deferred start up costs                                      a                    1,779                     --
  Pensions - application of SFAS 87                            b                     (837)                   (71)
  Deferred taxes - application of SFAS 109                     c                      426                    278
  Deferred tax on US GAAP adjustments                          c                      251                     21
-----------------------------------------------------------------------------------------------------------------
                                                                                    5,212                  2,313
-----------------------------------------------------------------------------------------------------------------

ANSA LOGISTICS LIMITED                                                       18


 (A)   REVENUE RECOGNITION AND DEFERRAL OF START-UP COSTS

       Staff Accounting Bulletin No. 101 (SAB 101) Revenue Recognition in Financial Statements provides the views of the staff of the Securities and Exchange Commission on recognition of revenue. SAB 101 requires certain up-front fees to be recognised as revenue over the expected period of the customer relationship to which they relate. Under SAB 101 deferred costs are also charged to expense proportionally and over the same period that the associated deferred revenue is recognised as revenue. The cumulative effect of the change in accounting principle in adopting SAB 101 has been recorded in 2000. Under UK GAAP, these up-front fees were recognised as revenue upon receipt in 1999; the associated costs were recognised as expense in 1999. Pro forma US GAAP net income for 1999 would not have changed had SAB 101 been applied then.

(B)    PENSIONS

       Under UK GAAP, the expected cost of providing retirement benefits are charged to the profit and loss account over the periods benefiting from the employees' services. Variations from expected cost are similarly spread. Under US GAAP, pension costs and liabilities are calculated in accordance with Statement of Financial Accounting Standards No. 87, "Employer's Accounting for Pensions" (SFAS 87) which requires the use of a prescribed actuarial method and a set of measurement principles.

(C)    DEFERRED TAXES

       Under UK GAAP the company provides for deferred tax in respect of the tax attributable to timing differences only to the extent that such timing differences are expected to reverse in the foreseeable future. US GAAP requires recognition of all deferred tax assets and liabilities for temporary differences using enacted tax rates in effect at year end in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). A valuation allowance is posted to the extent that it is more likely than not that all or part of the deferred tax assets will not be realised. Deferred tax has also been calculated in respect of the US GAAP adjustments.

(D)    CURRENT ASSETS AND LIABILITIES

       Current assets under UK GAAP include amounts that fall due after more than one year. Under US GAAP, such assets would be reclassified as non-current assets. Provisions for liabilities and charges under UK GAAP include amounts due within one year that would be reclassified to current liabilities under US GAAP.

ANSA LOGISTICS LIMITED                                                       19


CASH FLOW INFORMATION

Under UK GAAP, the company complies with Financial Reporting Standard 1 (revised) "Cash Flow Statements" (FRS 1), the objective and principles of which are similar to those set out in Statement of Financial Accounting Standards No. 95, "Statement of Cash Flows" (SFAS 95). The principal difference between the two standards is in respect of classification. Under UK GAAP, cash flows are presented separately for operating activities, returns on investments and servicing of finance, taxation, capital expenditure, financial investment, acquisition and disposals, equity dividends paid, management of liquid resources and financing. Under US GAAP, only three categories of cash flow activity are reported operating activities, investing activities and financing activities.

Under UK GAAP cash paid or received for interest and income taxes is presented separately from operating activities and dividends paid are presented separately from financing activities. Under US GAAP cash flows from operating activities are based on net income which includes interest and income taxes. Under UK GAAP, cash is defined as cash in hand and deposits repayable on demand. The US GAAP cash flow statement reports changes in cash and cash equivalents which includes short term highly liquid investments with an original maturity of three months or less but excludes bank overdrafts.

UK investors regard free cash flow as the cash available annually to be allocated between a number of options including capital expenditure, payment of dividends and the financing of acquisitions.

Under US GAAP presentation the following amounts would have been reported:

                                                                        YEAR ENDED 31     10 months ended 31
                                                                        DECEMBER 2000          December 1999
                                                                        (POUND)'000            (pound)'000
-------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                     5,014                  1,586

Net cash used in investment activities                                          (97)                (5,901)

Net cash provided by (used in) financing activities                          (4,370)                 4,370
-------------------------------------------------------------------------------------------------------------

Net increase in cash and cash equivalents                                       547                     55

Cash and cash equivalents at beginning of period                                 55                      -
-------------------------------------------------------------------------------------------------------------

Cash and cash equivalents at end of period                                      602                     55
-------------------------------------------------------------------------------------------------------------

As disclosed in Note 25 to the financial statements, the majority of the turnover in the period was with Autocar Logistics Limited, which acts as intermediary in billings under contracts that Autocar Logistics Limited enters into with it customers.

Autocar Logistics Limited is also a joint venture company, with the same two shareholders as Ansa Logistics Limited.

ANSA LOGISTICS LIMITED                                                       20


28       UNITED KINGDOM COMPANY LAW REQUIREMENTS (UNAUDITED)

The directors are required by United Kingdom company law to prepare financial statements for each financial year that give a true and fair view of the state of affairs of the company as at the end of the financial year and of the profit or loss of the company for that period.

The directors confirm that suitable accounting policies have been use and applied consistently, and reasonable and prudent judgements and estimates have been made in the preparation of the financial statements for the year ended 31 December 2000. The directors also confirm the applicable accounting standards have been followed.

The directors are responsible for keeping proper accounting records, for safeguarding the assets of the company and of the group and hence for taking responsible steps for the prevention and detection of fraud and other irregularities.